EXHIBIT 10.5
                       AMENDMENT OF AMERICAN STORES COMPANY
                    KEY EXECUTIVE STOCK PURCHASE INCENTIVE PLAN

     The American Stores Company Key Executive Stock Purchase Incentive Plan (the "Plan") is hereby amended by the Board of Directors of American Stores Company, pursuant to its authority under Section 10 of the Plan, effective as of June 16, 1998, as follows:

     1. Section 7(b) of the Plan is hereby amended by adding the following additional sentence at the end thereof:

     Notwithstanding the foregoing, the Committee may, at the request of a Participant, permit the release of shares of Common Stock and other collateral (the "Collateral") pledged to the Company under a stock pledge agreement pursuant to the Plan, if the Committee determines that such release will facilitate the substitution of a margin loan or other outside financing for all or part of the Purchase Loan that was secured by the Collateral and that the Company will have adequate security for any remaining balance of such Purchase Loan after such substitution.

     2. The Plan is in all other respects ratified and confirmed without amendment.

                 CERTIFICATE OF ADOPTION BY BOARD OF DIRECTORS

     The undersigned, Mary V. Sloan, Vice President and Secretary of American Stores Company, hereby certifies that the foregoing Amendment to the American Stores Company Key Executive Stock Purchase Incentive Plan was approved by the Board of Directors of the Company at a meeting of the Board of Directors duly called and held on June 16, 1998.

/s/  Mary V. Sloan
Mary V. Sloan
Vice President and Secretary